EATON VANCE TAX-ADVANTAGED GLOBAL DIVIDEND OPPORTUNITIES FUND

Supplement to Prospectus dated February 22, 2021

The following changes are effective July 1, 2021:

The following replaces the sixth paragraph under “The Adviser” in “Management of the Fund” in the Prospectus:

John H. Croft, CFA and Derek DiGregorio comprise the Eaton Vance investment team responsible for the overall and day-to-day management of the Fund’s investments, and also provide the Sub-Adviser with research support and supervise the performance of the Sub-Adviser. Mr. Croft is a Vice President of Eaton Vance, has been a portfolio manager of the Fund since March 2010 and has managed other Eaton Vance portfolios for more than five years. Mr. DiGregorio is a Vice President of Eaton Vance, has been employed by Eaton Vance for more than five years and has been a portfolio manager of the Fund since July 2021.

May 13, 2021

EATON VANCE TAX-ADVANTAGED GLOBAL DIVIDEND OPPORTUNITIES FUND

Supplement to Statement of Additional Information dated February 22, 2021

The following changes are effective July 1, 2021:

The following replaces the tables under “Portfolio Managers.” in “Investment Advisory and Other Services”:

	Number of All Accounts	Total Assets of All Accounts	Number of Accounts Paying a Performance Fee	Total Assets of Accounts Paying a Performance Fee
John H. Croft(1)
Registered Investment Companies	9	$ 6,861.6	0	$ 0
Other Pooled Investment Vehicles	0	$ 0	0	$ 0
Other Accounts	1	$ 12.6	0	$ 0
Derek DiGregorio(2)
Registered Investment Companies	2	$ 81.0	0	$ 0
Other Pooled Investment Vehicles	0	$ 0	0	$ 0
Other Accounts	0	$ 0	0	$ 0
Christopher M. Dyer(1)
Registered Investment Companies	9	$ 6,455.2	0	$ 0
Other Pooled Investment Vehicles	0	$ 0	0	$ 0
Other Accounts	2	$ 5.4	0	$ 0
(1)	This portfolio manager serves as portfolio manager of one or more registered investment companies that invests or may invest in one or more underlying registered investment companies in the Eaton Vance family of funds or other pooled investment vehicles sponsored by Eaton Vance. The underlying investment companies may be managed by this portfolio manager or another portfolio manager.
(2)	As of March 31, 2021

The following table shows the dollar range of Fund shares beneficially owned by each portfolio manager as of the Fund’s most recent fiscal year ended October 31, 2020 and in the Eaton Vance family of funds as of December 31, 2020.

Portfolio Managers	Dollar Range of Equity Securities Beneficially Owned in the Fund(1)	Aggregate Dollar Range of Equity Securities Beneficially Owned in all Registered Funds in the Eaton Vance Family of Funds
John H. Croft	None	$500,001 – $1,000,000
Derek DiGregorio	None(1)	$100,001 - $500,000
Christopher M. Dyer	None	$1 - $10,000
(1)	As of March 31, 2021

May 13, 2021